Exhibit 3.1

AMENDMENT NO. 2 TO THE FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

SHELL MIDSTREAM PARTNERS, L.P.

This Amendment No. 2 dated as of December 21, 2018 (this “Amendment No. 2”) to the First Amended and Restated Agreement of Limited Partnership of Shell Midstream Partners, L.P., a Delaware limited partnership (the “Partnership”), is hereby adopted by Shell Midstream Partners GP LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership, pursuant to authority granted in Section 13.1 of the Partnership Agreement (as defined below). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

RECITALS

WHEREAS, the General Partner and the Limited Partners of the Partnership entered into that certain First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of November 3, 2014 (as amended, the “Partnership Agreement”); and

WHEREAS, the General Partner, as the sole holder of Incentive Distribution Rights, has agreed to a reduction of quarterly distributions in respect of its Incentive Distribution Rights in the amounts per quarter set forth herein commencing with the quarter ending March 31, 2019 and ending with the quarter ending September 30, 2019; and

WHEREAS, Section 13.1(d) of the Partnership Agreement provides, among other things, that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect; and

WHEREAS, the General Partner has determined, pursuant to Section 13.1(d)(i) of the Partnership Agreement, that the changes to the Partnership Agreement set forth herein do not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect.

NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1. AMENDMENTS. Section 6.4 of the Partnership Agreement is hereby amended by adding a new subsection (c) to such Section:

“(c) Notwithstanding anything to the contrary in Section 6.4, for a period of three (3) consecutive quarters commencing with the Quarter ending March 31, 2019 and ending with the Quarter ending September 30, 2019, aggregate quarterly distributions, if any, to holders of the Incentive Distribution Rights provided by clauses (iii)(B), (iv)(B) and (v)(B)

of Subsection 6.4(b) shall be reduced (x) by $17,000,000 for the Quarter ending March 31, 2019, (y) by $17,000,000 for the Quarter ending June 30, 2019, and (z) by $16,000,000 for the Quarter ending September 30, 2019.”

Section 2. RATIFICATION OF PARTNERSHIP AGREEMENT. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 3. GOVERNING LAW. This Amendment No. 2 shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment No.2 has been executed as of the date first above written.

GENERAL PARTNER:

SHELL MIDSTREAM PARTNERS GP LLC

By:	/s/ Kevin M. Nichols
Name:	Kevin M. Nichols
Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 2 to Partnership Agreement]